Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Sacks Parente Golf, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.01 per share(2)	457(o)	—	—	$15,000,000.00		0.0000927	$1,390.50
Fees to Be Paid	Equity	Shares of common stock, par value $0.01 per share offered by the selling stockholders(2)	457(o)	—	—	$3,368,250.00	(3)	0.0000927	$312.23
	Total Offering Amounts					$18,368,250.00			$1,702.73
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,702.73

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 561,375 representing the number of shares covered by the resale prospectus by an arbitrary assumed price of $6.00 per share.